EXHIBIT 3.1

CERTIFICATE OF RETIREMENT

OF

74,577,965 SHARES OF CLASS B COMMON STOCK

OF

FIRST DATA CORPORATION

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

First Data Corporation, a corporation organized and existing under the laws of the State of Delaware (First Data), certifies as follows:

1.                                      74,577,965 outstanding shares of Class B Common Stock, par value $0.01 per share (Class B Common Stock), of First Data have been converted into 74,577,965 shares of Class A Common Stock, par value $0.01 per share (Class A Common Stock), of First Data.

2.                                      The Ninth Amended and Restated Certificate of Incorporation of First Data filed with the Secretary of State of the State of Delaware on October 19, 2015 provides that any shares of Class B Common Stock which are converted into shares of Class A Common Stock shall be retired and may not be reissued by First Data.

3.                                      The Board of Directors of the Corporation has adopted resolutions retiring 74,577,965 shares of Class B Common Stock that converted into 74,577,965 shares of Class A Common Stock.

4.                                      Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement the Ninth Amended and Restated Certificate of Incorporation of First Data shall be amended so as to reduce the total authorized number of shares of the capital stock of First Data by 74,577,965 shares, such that the total number of authorized shares of First Data shall be 2,148,269,789, such shares consisting of 1,600,000,000 shares designated Class A Common Stock, 448,269,789 shares designated Class B Common Stock, and 100,000,000 shares of preferred stock, par value $0.01 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 10th day of December, 2018.

First Data Corporation

By:	/s/ Gretchen A. Herron
Gretchen A. Herron
Vice President and Assistant Secretary